Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement (No. 333-            ) on Form S-4 of Northrim BanCorp, Inc. and to the incorporation by reference of our report dated March 22, 2013, with respect to the consolidated financial statements of Alaska Pacific Bancshares, Inc., as of and for the years ended December 31, 2012 and 2011, which report appears in the Form 10-K of Alaska Pacific Bancshares, Inc. for the year ended December 31, 2012.

/s/ Moss Adams LLP

Everett, WA

December 6, 2013